Exhibit 99.1

For Immediate Release

CommScope Signs Definitive Agreement to Divest Andes Business Interest Minority Holding Divested Pursuant to December 2007 DOJ Consent Decree

Hickory, NC— (March 26, 2008) CommScope, Inc. (NYSE: CTV), a global leader in infrastructure solutions for communications networks, signed a definitive agreement to divest its minority interest in Andes Industries, Inc. pursuant to a December 6, 2007 consent decree with the United States Department of Justice.  This agreement was entered into to comply with the terms of the settlement agreement among CommScope, Andrew Corporation and the DOJ that allowed CommScope to complete its acquisition of Andrew.

Pursuant to the agreement, CommScope will transfer its equity and other financial interests in Andes and its affiliates, as well as certain other related assets, to Andes, and each of the parties will release all claims against each other, including claims relating to prior transactions between Andrew and Andes.   Andes has agreed to make payments of up to $16 million to CommScope, but only upon the occurrence of certain extraordinary events, such as the sale of Andes to a third party, during a two year period following the consummation of the agreement.

The consummation of the agreement is subject to the approval of the DOJ as well as satisfaction of other customary closing conditions.

About CommScope
CommScope, Inc. (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks.  Through its Andrew Wireless SolutionsTM brand, it is a global leader in radio frequency subsystem solutions for wireless networks.  Through its SYSTIMAX® and Uniprise® brands, CommScope is the global leader in structured cabling systems for business enterprise applications.  It is also the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications.  Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

This press release includes forward-looking statements that are based on information currently available to management, management’s beliefs, as well as on a number of assumptions concerning future events.  Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected.  For a more detailed description of the factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission.  In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.

CONTACTS:
Investor Contact:
Phil Armstrong, CommScope
+1 828-323-4848

News Media Contact:
Rick Aspan, CommScope
+1 708-236-6568 or publicrelations@commscope.com
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